NEWS RELEASE

FOR IMMEDIATE RELEASE

October 31, 2011

CAPITOL FEDERAL FINANCIAL, INC.

 ANNOUNCES SPECIAL YEAR-END DIVIDEND

Topeka, KS – Capitol Federal Financial, Inc. (Nasdaq: CFFN) announced today that its Board of Directors has declared a special year-end cash dividend of $0.10 per share on outstanding CFFN common stock.

The special year-end dividend is the result of the Board of Directors’ commitment to distribute to stockholders 100% of the annual earnings of Capitol Federal Financial, Inc. for the first two fiscal years after the second-step stock conversion.  The dividend is payable on December 2, 2011 to stockholders of record as of the close of business on November 18, 2011.

Capitol Federal Financial, Inc. is the holding company for Capitol Federal Savings Bank which operates 45 branch offices in Kansas and Missouri.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies and other governmental initiatives affecting the financial services industry, fluctuations in interest rates, demand for loans in the Company's market area, the future earnings and capital levels of Capitol Federal Savings Bank, which could affect the ability of the Company to pay dividends in accordance with its dividend policies, competition, and other risks detailed from time to time in the Company's SEC reports.  Actual results in future periods may differ materially from those currently expected.  These forward-looking statements represent the Company's judgment as of the date of this release.  The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:
Jim Wempe	Kent Townsend
Vice President, Investor Relations	Executive Vice President, Chief Financial Officer and Treasurer
700 S Kansas Ave.	700 S Kansas Ave.
Topeka, KS 66603	Topeka, KS 66603
(785) 270-6055	(785) 231-6360
jwempe@capfed.com	ktownsend@capfed.com